EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the Registration Statements (No. 333-190515, No. 333-200186 and No. 333-226710) on Form S-3 and Registration Statements (No. 333-218827 and No. 333-192501) on Form S-8 of Tiptree Inc. of our independent auditors’ report dated March 13, 2019, on the consolidated statement of financial position of Invesque Inc. as of December 31, 2018, the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes (the consolidated financial statements), which report appears in the December 31, 2018 Annual Report on Form 10‑K of Tiptree Inc.
Our independent auditors’ report on the consolidated financial statements refers to the fact that we have previously audited, in accordance with Canadian generally accepted auditing standards, the financial statements of Invesque Inc. as at and for the year ended December 31, 2017, in respect of which we expressed an unmodified audit opinion, and that in our opinion, the summarized comparative information presented as at and for the year ended December 31, 2017 presented within the consolidated financial statements is consistent, in all material respects, with the audited financial statements from which it has been derived.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
March 13, 2019
Toronto, Canada